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Exhibit 3.5

State of Delaware

Office of the Secretary of State

    I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "QRS CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF MAY, A.D. 2000, AT 3 O'CLOCK P.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[SEAL]	/s/ EDWARD J. FREEL Edward J. Freel, Secretary of State
	AUTHENTICATION:	0456127
	DATE:	05-24-00

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
QRS CORPORATION
a Delaware corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

    Shawn M. O'Connor certifies that:

    FIRST:  He is the duly elected and acting President of said corporation.

    SECOND:  The name of the corporation (hereinafter called the "Corporation") is QRS Corporation.

    THIRD:  The Corporation was originally incorporated in Delaware on June 23, 1997 under the name QuickResponse Delaware Inc., which name was corrected to QuickResponse Services, Inc. by a Certificate of Correction filed on October 21, 1997. The Certificate of Incorporation was then amended by a Certificate of Amendment filed on May 11, 1998 to change the Corporation's name from QuickResponse Services, Inc. to its current name, QRS Corporation, and is now hereby amended by striking out Article Fifth thereof and by substituting in lieu of said Article Fifth, the following new Article Fifth:

  "FIFTH: The corporation is authorized to issue 70,000,000 shares, 60,000,000 of which are designated "Common Stock," $0.001 par value, and 10,000,000 of which are designated "Preferred Stock," $0.001 par value. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

    FOURTH:  This Certificate of Amendment to the Certificate of Incorporation and the amendments set forth herein have been duly approved and adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

    FIFTH:  This Certificate of Amendment to the Certificate of Incorporation and the amendments set forth herein have been duly approved by the required vote of the stockholders in accordance with Section 242 of the Delaware General Corporation Law. The total number of shares of the Corporation entitled to vote on the amendment is 14,337,023 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required for approval. The percentage vote required for the approval of the amendment was more than 50% of the outstanding shares of Common Stock.

    IN WITNESS WHEREOF, the undersigned further declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Amendment to the Certificate of Incorporation are true and correct of his own knowledge.

Dated: May 19, 2000.	/s/ SHAWN M. O'CONNOR Shawn M. O'Connor President

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  Exhibit 3.5
CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF QRS CORPORATION